Rome, January 25, 2006

Dear Sirs,

Gentium SpA

Piazza XX Settembre 2

22079 Villa Guardia (Como) Italy

Re:	Gentium S.p.A. Registration Statement on Form F-1

Dear Ladies and Gentlemen:

Introduction

1.1
We have acted as Italian counsel to Gentium S.p.A. (the “Company”) in connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale by certain selling securityholders of up to 3,144,607 American Depositary Shares (“ADSs”), each ADS representing one of the Company’s ordinary shares, consisting of 2,001,125 ADSs representing outstanding ordinary shares (the “Outstanding Shares”) and 1,143,482 ADSs representing ordinary shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form F-1 and Item 601(b)(5)(i) of Regulation Sale.

1.2
In such capacity, we have examined copies of the documents necessary for the purpose of giving this opinion (the “Documents”), set out in the schedule to this opinion attached hereto (the “Schedule”). We have made no searches or enquiries concerning the Company or any other person or entity, and we have examined no corporate records of the foresaid, save for those searches, enquiries, instruments, documents or corporate records expressly specified as being made or examined in this opinion. Subject to the foregoing we have reviewed all laws that we have considered appropriate for the purpose of this opinion.

Assumptions

2.1	In giving this opinion, we have assumed that:

2.1.1	all documents submitted to us as copy or specimen documents are conformed to their originals, and the originals are genuine, updated and complete;

2.1.2	the signatures on the originals of all documents submitted to us are genuine;

2.1.3	All statements contained in the Registration Statement were true and accurate when made and remain true and accurate;

2.1.4	a warranty by the Company that it is not aware, or has no notice, of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.1.5
there has not been any amendment to the By-laws of the Company dated November 29, 2005 and the versions of the By-Laws referred to in the Schedule under no. 2. (i), (ii) and (iv) are in force and has not been amended, respectively, at the time of the Company’s shareholders’ meetings referred to in the Schedule under no. 3. (i), (iii) and (viii);

2.1.6
the meetings of the Company referred to in the Schedule were duly convened and held, all formalities required to be fulfilled prior to the convening of such meetings were fulfilled, and the resolutions of the Company referred to in the Schedule were duly passed and have not been revoked, superseded, challenged, or amended, in full or in part, and are still in force as of the date hereof;

2.1.7
the minutes of the meetings of the Company referred to in the Schedule are a true record of the proceedings described therein in a duly convened, constituted and quorate meeting, and accurately reflect the business carried out and decisions made, at such meetings;

2.1.8
the subscription for the Outstanding Shares and the Warrant Shares is and will be carried out, by any person (including its respective directors, officers, employees, agents and advisers) in good faith for the purpose of carrying on their respective corporate objects and businesses, if any, for its benefit;

2.1.9
none of the persons who subscribed for the Outstanding Shares and shall subscribe the Warrant Shares has or shall have passed a voluntary winding-up resolution, no petition has been or shall have been presented or order made by a court for the winding-up, dissolution, administration, bankruptcy, or any analogous proceedings and no equivalent or analogous proceedings under the law of its place of establishment or incorporation, as the case may be, or where it carries on business, has been or shall have been taken in relation to it and no receiver, manager, trustee or similar officer has or shall have been appointed in relation to it or any of its respective assets or revenues.

2.1.10	no offer whatsoever of the ADSs will take place in the Republic of Italy;

2.1.11
there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us by the Company, notwithstanding our reasonable inquiry.

2.2
We express no opinion as to any laws other than the laws of Italy and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than Italy.“ Generally Applicable Law ” means the laws of the Republic of Italy (including the rules or regulations promulgated thereunder or pursuant thereto), that an Italian avvocato exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Outstanding Shares or the Warrant Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates. In particular, we have made no independent investigation of the laws of the Delaware General Corporate Law as a basis for the opinion stated herein and do not express or imply any opinion on such laws.

Opinion

3.1
Based and relying upon the foregoing and subject to the assumptions, qualifications and reservations contained herein and to any matter not disclosed to us, we are of the opinion that: (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non assessable and (ii) the Warrant Shares have been duly authorized and, if and when issued and paid for in accordance with the applicable shareholders’ resolutions of the Company and the terms of the Warrants, will be validly issued, fully paid and non assessable.

Qualifications

4.1	We are giving no opinion as to bankruptcy, insolvency, liquidation, reorganisation moratorium and similar laws of general applicability relating to or affecting the rights of creditors in general.

4.2
It should be understood that (i) the opinions expressed above are based upon our examination of the Documents listed in the Schedule, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law, in particular the Delaware General Corporate Law or the reasonableness of any statements of opinion, contained in any of the Documents, or that no material facts have been omitted from them and express no opinion with respect thereto.

Reliance

5.1
This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, referred to in the Schedule to this opinion and on the basis of the laws of Italy in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion. We also disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

5.2
This opinion speaks as of its date and is addressed to you solely for your benefit in connection with the obligations of the Company arising from the offer of the ADSs. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are thereby within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, except that it may be disclosed to your legal counsel, referred to in any list of closing documents in relation to the offer of the ADSs and included in any bible of documents memorialising the offer of the ADSs.

5.3
Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws. Any dispute shall be subject to the exclusive jurisdiction of the Tribunal of Rome.

Yours faithfully,

/s/ Gianni, Origoni, Grippo & Partners

Gianni, Origoni, Grippo & Partners

SCHEDULE

1.	A copy of the Articles of Associations dated November 11th,1993 of the Company, certified by the Notary Public as of November 17th, 1993.

2.
Copies of the By-Laws of Company, dated (i) November 11th, 1993, in a certified copy of December 10th, 1993 (ii) July17th, 2001, (iii) October 1st , 2004, (iv) April 28th, 2005, and the copy of the By-Laws of the Company dated November 29th, 2005 and currently in force as [certified by the legal representative of the Company as of January 24, 2005].

3.
A copy of the Minutes of the Shareholder’s Meetings dated on (i) December 27th, 2000; (ii) September 2nd, 2004; (iii) September 30th, 2004, (iv) October 8th, 2004; (v) December 1st, 2004; (vi) December 21st, 2004;(vii) April 28th, 2005; (viii) November 29th, 2005.

4.
A copy of the Board of Directors’ resolutions of the Company passed on (i) September 2nd, 2004; (ii) December 1st, 2004; (iii) March 11th, 2005; (iv) March 15th, 2005; (v) April 5th, 2004; (vi) April 29th, 2005; (vii) July, 5th, 2005; (viii) July 29th, 2005; (ix) September 19th, 2005.

5.	A copy of the draft of the minutes of the Board of Directors’ meetings held on October 28th, 2005 and December 6th, 2005.

6.	Copy of the certificate issued by the Register of the Enterprises of the Chamber of Commerce of Como, dated December 7, 2005, relating to the Company

7.	Shareholders’ book of the Company and copy of the registration with the Chamber of Commerce of Como of the share capital increases of the Company as of October 14, 2005.